EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NitroSecurity, Inc. 2005 Stock Incentive Plan of Intel Corporation of our reports dated February 18, 2011, with respect to the consolidated financial statements and schedule of Intel Corporation, and the effectiveness of internal control over financial reporting of Intel Corporation included in its Annual Report (Form 10-K) for the year ended December 25, 2010, filed with the Securities and Exchange Commission.

/ s / Ernst & Young LLP

San Jose, California
December 5, 2011